Exhibit 99.2

NYSE: MDV

QUARTERLY SUPPLEMENTAL DATA

June 30, 2024

Financial Information

and

Portfolio Information

Modiv Industrial, Inc.
Supplemental Information - Second Quarter 2024
Table of Contents

About the Data	3

Company Overview	4

Financial Results
Earnings Release	5
Consolidated Statements of Operations - Last Five Quarters	11
Consolidated Statements of Comprehensive Income (Loss) - Last Five Quarters	13
Earnings (Loss) Per Share - Last Five Quarters	14
FFO and AFFO - Last Five Quarters	15
Adjusted EBITDA - Last Five Quarters	17
Leverage Ratio	18

Balance Sheets and Capitalization
Capitalization	19
Consolidated Balance Sheets	20
Debt Overview	21
Credit Facility and Mortgage Notes Covenants	22

Real Estate
Real Estate Acquisitions	23
Real Estate Dispositions	24
Top 20 Tenants	25
Property Type	26
Tenant Industry Diversification	27
Tenant Geographic Diversification	28
Lease Expirations	29

Appendix
Disclosures Regarding Non-GAAP and Other Metrics	30

About the Data

This data and other information described herein are as of and for the three months ended June 30, 2024 unless otherwise indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This information should be read in conjunction with Modiv Industrial, Inc.'s. Annual Report on Form 10-K for the year ended December 31, 2023 filed on March 7, 2024 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, including the financial statements and management's discussion and analysis of financial condition and results of operations filed on May 2, 2024 and August 6, 2024, respectively.

Forward-Looking Statements

Information set forth herein contains forward-looking statements, which reflect our current views regarding our business, financial performance, growth prospects and strategies, market opportunities, and market trends. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. All of the forward-looking statements herein are subject to various risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results, performance, and achievements could differ materially from those expressed in or by the forward-looking statements and may be affected by a variety of risks and other factors. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from such forward-looking statements. These factors include, but are not limited to, changes in the rate of inflation and interest rates, general economic conditions, local real estate conditions, tenant financial health, property acquisitions and dispositions and the timing of any acquisitions and dispositions, supply-chain disruptions and negative impacts associated with the violence and unrest in the Middle East, and the ongoing Russian war against Ukraine and sanctions which have been implemented by the United States and other countries against Russia and Iran. These and other risks, assumptions, and uncertainties are described in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on any forward-looking statements included herein. All forward-looking statements are made as of the date of this document and the risk that actual results, performance, and achievements will differ materially from the expectations expressed or referenced herein will increase with the passage of time. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Company Overview

Modiv Industrial, Inc. (NYSE:MDV) (“Modiv Industrial”, the “Company”, “we”, “us” and “our”) is a real estate investment trust (“REIT”) that acquires, owns and manages a portfolio of single-tenant net-lease real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation's supply chains. For more information, please visit: www.modiv.com.

Modiv Industrial strives towards a “best-in-class” corporate governance structure through a board of directors and management team with decades of institutional real estate industry experience.

Management Team:	Independent Directors:

Aaron S. Halfacre	Adam S. Markman
Chief Executive Officer and Director	Chairman of the Board

Raymond J. Pacini	Curtis B. McWilliams
Chief Financial Officer and Secretary

John C. Raney	Thomas H. Nolan, Jr.
Chief Operating Officer and General Counsel

Sandra G. Sciutto	Kimberly Smith
Chief Accounting Officer

William R. Broms	Connie Tirondola
Chief Investment Officer

Investor Inquiries:
management@modiv.com

Transfer Agent:
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
800-736-3001

Modiv Industrial Announces Second Quarter 2024 Results
Reno, Nevada, August 6, 2024 – Modiv Industrial, Inc. (“Modiv Industrial”, “Modiv”, the “Company”, “we” or “our”), (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today announced operating results for the second quarter ended June 30, 2024.

Highlights:

•
Second quarter rental income of $11.3 million.  Due to the elimination of some non-NNN tenant reimbursements related to the August 2023 portfolio disposition of 13 properties, rental income decreased $493,000. Concurrently during the quarter, we benefitted from an $834,000 decrease in property expenses and $179,000 decrease in G&A.

•	Second quarter AFFO of $3.9 million increased by $575,000, or 17.3% year over year.

•
On July 15, 2024, we completed the acquisition of an industrial manufacturing property for $5.2 million with a company that produces optical systems for the defense and aerospace industries. The property is located in the Tampa Florida MSA and the tenant entered into a 20-year lease, with 2.85% annual rent escalations, at an initial cap rate of 8.0% and a weighted average cap rate of 10.6%.

•
On August 1, 2024, we repurchased 656,191 Class C units in our operating partnership and 123,809 shares of MDV common stock from First City Investment Group, LLC based on the 10-day average closing price as of July 29, 2024 of $14.80 per share for a total of $11,544,000. These units and shares were originally issued at $25.00 in January 2022, representing an accretive full-cycle transaction of nearly $8 million. The reduction of shares outstanding from this repurchase results in an increased AFFO per diluted share for the recent quarter of $0.37 on a pro forma basis assuming the repurchase occurred at the beginning of the quarter. This repurchase also terminates a tax protection agreement thereby allowing the KIA auto dealership property to be recycled to buy additional industrial manufacturing assets.

•	Fully covered dividend yield of 7.79% based on our closing price of $14.76 on August 5, 2024.

“We’re back…it’s been a little more than three months since our last earnings release…what a summer. For those who are reading this for the first time, I encourage you to pull up the prior quarter press releases as each of these missives ties to the other. This summer has been very similar to spring with still more price volatility, economic uncertainty and geo-political risk. Modiv stock, along with other REITs, has seen whipsaw price action as the market seems to swoon with admiration or hide with fright on any given day. As of this writing, the market appears to be hot to trot for some big (and quick) rate cuts – not too dissimilar to the market’s mood back in December. We hope it happens this time (but ideally not on the heels of an economic meltdown), but we are fully prepared for a meaningful rate cut not to happen for a while should that be the case.

If volatility and uncertainty are the malady, then patience and discipline are the medicine. With abundant patience and ironclad discipline, the price volatility and economic/political uncertainty we’ve all experienced is simply data that should be used to inform, not emote. That’s been our approach even though it hasn’t always been fun. As they say, patience begets patience – what you gain from patience is the ability to continue to be patient. Same holds true for discipline. Not sexy, but it works and, most importantly, it is working for us.

To be fair, we are not a stone-cold company bereft of sentiment. In fact, we have a great sense of calm knowing that our company is stronger than it has ever been – we are ideally poised for the winds of fortune should they choose to blow our way. We also hold a sense of balanced optimisim that the market tumult experienced by asset-intensive companies will come full circle eventually. However, trying to guess when that happens could make one sick so we will stick to taking our medicine. Grit, grind, get it done!

Business Outlook:

Acquisition Activity – You may have noticed above that the Tampa-MSA acquisition had a closing purchase price of $5.2 million but last quarter’s release we noted that the LOI we had signed was for $6.4 million. When we first entered into the LOI, it was for the main building (which we ultimately ended up acquiring) and a second, smaller building. After we completed our site tour (I physically tour every purchase along with Bill Broms, our CIO), we identified that the second building wasn’t in the same line of business and after conducting some additional due diligence decided we weren’t a buyer of that asset. Consistent with our disciplined approach, we offered the seller a choice: we can walk away from both or we can drop the second building.

Yes, it is a small purchase, but it is accretive, and we always want to make sure each dollar of capital deployed is working hard as it can to create value. We continue to look at individual acquisitions but currently have not found a single asset acquisition that compels us.

Share Repurchase – Way, way back in the fall of 2021, before we had listed on the NYSE, back when interest rates had a 3-handle, and before we had conflicts in the Ukraine and Gaza (so basically ancient history)… we entered into negotiations with the then owner of the KIA auto dealership property which is attractively located along the 405 freeway in Los Angeles County. The owner was looking to shelter taxes on the potential sale of the property and we offered a 721 exchange/UPREIT transaction. The sale leaseback transaction that we entered into resulted in an accretive equity issuance in January 2022 of $32.8 million at a share price of $25.00.

Flash forward to 2Q24, after all the market carnage we have witnessed over the past two years, when the owner of the shares we had issued at $25 reached out to us seeking liquidity to pursue another attractive investment opportunity. On a per share basis, the math was a no-brainer, so we entered into a transaction that allowed us to accretively repurchase a large block of the shares (59% of the original total) at a price of $14.80 – a nearly $8 million “green trade” and over 100 bps net effective improvement in the cap rate on that asset. Another example of us making sure each dollar of capital deployed is “earning its keep”.

Discussions with Potential Strategic Partners – For several quarters now we have been keeping you apprised of our ongoing discussions with potential strategic partners with the view that affording you the most transparency that we can helps to better inform you, the investor. In our last earnings release I metaphorically described two battleships, one located alongside the English shore and the other located along the shore of Miami. As of this writing, we have entered into a non-binding LOI with the Miami shore battleship. This LOI, which is subject to satisfactorily addressing several contingencies that may or may not be met (meaning this might not happen), contemplates Modiv entering into a non-controlling joint venture arrangement whereby we would acquire a less-than-majority (but meaningful) stake in their portfolio of industrial manufacturing assets. The real estate private equity firm that steers the battleship is a savvy and respected enterprise that we believe makes for an ideal joint venture partner. We do not anticipate the JV growing in size after we enter into it and, under the right market conditions, would be pleased to have the opportunity to acquire all or some of the assets in the future. We would be acquiring said JV stake with a mix of cash and stock, with the stock being issued at a premium price comfortably above our 30, 60, 90, 120 and 180-day VWAP ranges. The negotiated cap rate is attractive and this transaction will be accretive, even before taking into consideration the host of other strategic benefits it brings.

Next steps for us, and the other battleship, are to clear the contingencies and then enter into a formal purchase agreement. We are contemplating this transaction as a “sign and close” so the next time you will most likely hear from on us on this topic will be either an 8-K disclosing the consummation of the deal or a future 10-Q where we tell you why it didn’t close. That being said, we know their portfolio well, I have toured each one of the assets personally, and there is a natural complement to us both in terms of industry and location.

It is also worth noting that we are still in discussions with the English shore battleship (in fact, I spoke to them last week), which means we could potentially enter into another transaction at some point down the road.

Gratitude – I want to take a special moment to express how thankful I am for the contributions made by Adam Markman and Curtis McWilliams as members of our board of directors. They first joined our board five years ago and have been instrumental in our evolution. They have informed us of their intent not to stand for reelection and I felt it important to recognize their positive impact over these many years. Change is inevitable in life and, on behalf of Modiv, I wish them the very best in their future endeavors. Personally, I wish to stand tall, shoulders back, and offer them a sharp salute for their service. Thank you gentleman, it’s been an honor.

Ok, that wraps it up. Zulu Foxtrot Golf. Back to the grindstone!” – Aaron Halfacre, CEO of Modiv Industrial.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Tuesday, August 6, 2024, at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time, to discuss the second quarter 2024 operating results and answer questions.

Live conference call: 1-877-407-0789 or 1-201-689-8562 at 10:30 a.m. Eastern Time, Tuesday, August 6, 2023

Webcast: To listen to the webcast, either live or archived, please use this link https://viavid.webcasts.com/starthere.jsp?ei=1683079&tp_key=e72f68c908 or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 7, 2024. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated August 6, 2024 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. The Company defines “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.

Inquiries:
management@modiv.com

Modiv Industrial, Inc.
Consolidated Statements of Operations - Last Five Quarters

(Unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Income:
Rental income (a)	$11,343,521	$11,900,567	$12,288,516	$12,500,338	$11,836,563
Management fee income	65,993	65,993	65,993	65,993	65,993
Total income	11,409,514	11,966,560	12,354,509	12,566,331	11,902,556

Expenses:
General and administrative	1,418,893	1,999,401	1,402,055	1,735,104	1,597,776
Stock compensation expense (b)	67,500	1,378,502	1,381,001	8,469,867	660,170
Depreciation and amortization	4,136,528	4,133,501	4,147,570	4,175,209	3,956,334
Property expenses (c)	694,043	983,982	731,081	1,195,224	1,527,868
Impairment of real estate investment property (d)	—	—	888,186	—	—
Total expenses	6,316,964	8,495,386	8,549,893	15,575,404	7,742,148
Gain (loss) on sale of real estate investments (e)	—	3,187,806	—	(1,708,801)	—
Operating income (loss)	5,092,550	6,658,980	3,804,616	(4,717,874)	4,160,408

Other income (expense):
Interest income	197,883	123,839	28,967	26,386	216,841
Dividend income	4,955	108,373	285,000	190,000	—
Income from unconsolidated investment in a real estate property	74,211	73,854	72,043	79,164	72,773
Interest (expense) income, including unrealized gain or loss on interest rate swaps and net of derivative settlements (f)	(4,103,350)	(2,307,149)	(7,045,059)	(2,922,918)	179,931
Loss on sale of investment in common stock (g)	(4,513)	—	—	—	—
(Decrease) increase in fair value of investment in common/preferred stock (g)	—	(20,574)	978,658	440,000	—
Other	—	—	33,724	—	—
Other (expense) income, net	(3,830,814)	(2,021,657)	(5,646,667)	(2,187,368)	469,545

Net income (loss)	1,261,736	4,637,323	(1,842,051)	(6,905,242)	4,629,953
Less: net loss (income) attributable to noncontrolling interests in Operating Partnership	63,181	(912,864)	546,967	1,368,896	(649,643)
Net income (loss) attributable to Modiv Industrial, Inc.	1,324,917	3,724,459	(1,295,084)	(5,536,346)	3,980,310
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net income (loss) attributable to common stockholders	$403,042	$2,802,584	$(2,216,959)	$(6,458,221)	$3,058,435

Net income (loss) per share attributable to common stockholders:
Basic	$0.04	$0.33	$(0.29)	$(0.86)	$0.41
Net income (loss) per share attributable to common stockholders and noncontrollling interests:
Diluted	$0.03	$0.33	$(0.29)	$(0.86)	$0.35

Weighted-average number of common shares outstanding:
Basic	9,441,485	8,568,353	7,621,871	7,548,052	7,532,106
Diluted (h)	11,419,115	11,359,258	7,621,871	7,548,052	10,638,311

Distributions declared per common share (i)	$0.2875	$0.2875	$1.3975	$0.2875	$0.2875

(a)	Rental income includes tenant reimbursements for property expenses.

(b)
Since there are no stock incentive awards currently outstanding, stock compensation expense for the second quarter of 2024 only reflects the portion of independent directors’ fees that are paid in common stock. Stock compensation expense in the third quarter of 2023 included a one-time non-cash catch-up adjustment of $7,822,197 related to our determination that it was probable that we would achieve our performance target for FFO of $1.05 per diluted share for the year ending December 31, 2023, exclusive of the dilutive effect of the performance units and related stock compensation expense. Our FFO per fully diluted share excluding the dilutive impact of the performance units and the related stock compensation expense was $1.77 for the year ended December 31, 2023. As a result of achieving our performance target of FFO of $1.05 per diluted share (excluding the performance units), our Class R OP Units automatically converted based on a conversion ratio of 2.5 Class C OP Units for each Class R OP Unit for a total of 790,857 Class C OP Units, some of which were then exchanged for the Company's Class C Common Stock, as of March 31, 2024. Stock compensation expense of $733,332 for the performance units was recorded for the fourth quarter of 2023 and the first quarter of 2024 to recognize the final vesting periods.

(c)
The decrease in property expenses for the second quarter of 2024 compared with the comparable period of 2023 primarily reflects decreases in repairs and maintenance and property taxes related to properties sold during August 2023 which included modified gross leases and double-net leases. Property expenses are largely offset by tenant reimbursements included in rental income.

(d)
The impairment charge for the fourth quarter of 2023 relates to an office property located in Nashville, Tennessee leased to Cummins, Inc. through February 29, 2024, which was sold on February 28, 2024. The impairment charge was based on the sale agreement executed on December 15, 2023, reflecting the excess of the property's carrying value over the property's contracted sale price, less estimated selling costs for the sale.

(e)
Gain on sale of real estate investments of $3,187,806 for the first quarter of 2024 relates to the sales of two non-core properties. Loss on sale of real estate investments for the third quarter of 2023 includes a loss of $(1,887,040) on the sale of 13 non-core properties to Generation Income Properties, Inc. ("GIPR") (11 retail and two office), partially offset by a gain on the sale of the Rocklin, California property. Sale proceeds from the GIPR sale included cash of $30,000,000 and newly issued GIPR preferred stock with a liquidation value of $12,000,000. The loss includes the $2,380,000 difference between the $12,000,000 liquidation value and the $9,620,000 fair value of our investment in GIPR’s newly-created Series A Redeemable Preferred Stock received on August 10, 2023.

(f)
Interest expense (income), including unrealized gain or loss on interest rate swaps and net of derivative settlements in the second and first quarters of 2024 include $550,042 and $(1,289,364), respectively, of net unrealized loss (gain) on interest rate swaps and $1,634,702 and $1,670,732, respectively, of derivative cash settlements received. The fourth quarter of 2023 includes $3,400,138 unrealized loss on interest rate swaps, net of $1,617,279 of derivative cash settlements received. The third quarter of 2023 is net of $(795,425) unrealized gain on interest rate swaps and $1,586,641 of derivative cash settlements received and the second quarter of 2023 is net of $(3,708,598) unrealized gain on interest rate swaps and $1,401,716 of derivative cash settlements received.

(g)
Decrease (increase) in fair value of investment in common/preferred stock reflects adjustments to fair value. We received 2,794,597 shares of GIPR common stock on January 31, 2024 in redemption for the $12,000,000 liquidation value of GIPR Series A Redeemable Preferred Stock and immediately distributed 2,623,153 shares of the GIPR common stock to our stockholders. We sold the remaining 171,444 shares of GIPR common stock in the open market by May 9, 2024 at an average price of $3.80 per share for aggregate net proceeds of $652,118.

(h)
Diluted shares outstanding for periods when we reported a net loss do not include the OP Units since they would be anti-dilutive. Diluted shares during the second quarter of 2024 include Class C OP Units and the first quarter of 2024 and the second quarter of 2023 include Class C, Class M, Class P and Class R OP Units.

(i)
Distributions for the three months ended December 31, 2023 include the distribution of GIPR common stock of $1.11 per share declared on December 29, 2023 which reflects 0.28 shares of GIPR common stock per one share of our common stock multiplied by $3.95 which was the closing price of GIPR common stock on December 29, 2023.

Modiv Industrial, Inc.
Consolidated Statements of Comprehensive Income (Loss) - Last Five Quarters

(Unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Net income (loss)	$1,261,736	$4,637,323	$(1,842,051)	$(6,905,242)	$4,629,953

Other comprehensive loss: cash flow hedge adjustment
Add: Amortization of unrealized holding gain on interest rate swap (a)	(253,093)	(253,093)	(258,655)	(253,092)	(253,093)
Comprehensive income (loss)	1,008,643	4,384,230	(2,100,706)	(7,158,334)	4,376,860

Net loss (income) attributable to noncontrolling interest in Operating Partnership	63,181	(912,864)	546,967	1,368,896	(649,643)
Other comprehensive loss attributable to noncontrolling interest in Operating Partnership: cash flow hedge adjustment
Add: Amortization of unrealized holding gain on interest rate swap (a)	43,568	62,185	44,959	44,264	44,341
Comprehensive loss (income) attributable to noncontrolling interest in Operating Partnership	106,749	(850,679)	591,926	1,413,160	(605,302)
Comprehensive income (loss) attributable to Modiv Industrial, Inc.	$1,115,392	$3,533,551	$(1,508,780)	$(5,745,174)	$3,771,558

(a)
Due to the $150 million Term Loan swap's failure to qualify as a cash flow hedge for each of the quarterly periods presented, the unrealized gain on interest rate swap derivative on the consolidated balance sheet is being amortized on a straight-line basis, as a reduction to interest expense, through the maturity date of the Term Loan. The $100 million Term Loan interest rate swap derivative instrument failed to qualify as a cash flow hedge during each of the quarterly periods presented because the swap was deemed ineffective due to the one-time cancellation option on December 31, 2024 as compared with the maturity of the Term Loan.

Modiv Industrial, Inc.
Earnings (Loss) Per Share - Last Five Quarters

(Unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Numerator - Basic:
Net income (loss)	$1,261,736	$4,637,323	$(1,842,051)	$(6,905,242)	$4,629,953
Less: net loss (income) attributable to noncontrolling interest in Operating Partnership	63,181	(912,864)	546,967	1,368,896	(649,643)
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net income (loss) attributable to common stockholders	$403,042	$2,802,584	$(2,216,959)	$(6,458,221)	$3,058,435

Numerator - Diluted:
Net income (loss)	$1,261,736	$4,637,323	$(1,842,051)	$(6,905,242)	$4,629,953
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net income (loss) attributable to common stockholders and noncontrolling interests	$339,861	$3,715,448	$(2,763,926)	$(7,827,117)	$3,708,078

Denominator:
Weighted average shares outstanding - basic (a)	9,441,485	8,568,353	7,621,871	7,548,052	7,532,106
Operating Partnership Units - Class C (a)(b)(c)(d)	1,977,630	2,790,905	—	—	3,106,205
Weighted average shares outstanding - diluted	11,419,115	11,359,258	7,621,871	7,548,052	10,638,311

Earnings (loss) per share attributable to common stockholders:
Basic	$0.04	$0.33	$(0.29)	$(0.86)	$0.41
Earnings (loss) per share attributable to common stockholders and noncontrolling interests:
Diluted	$0.03	$0.33	$(0.29)	$(0.86)	$0.35

(a)
An aggregate of 1,980,823 of Classes M, P and R Units automatically converted to Class C OP Units during the first quarter of 2024. An aggregate of 1,566,110 and 51,381 units of the 3,350,720 outstanding Class C OP Units were exchanged for Class C common stock during the first and second quarters of 2024, respectively.

(b)
We issued 1,312,382 Class C OP Units at an agreed upon value of $25.00 per unit in connection with our January 18, 2022 acquisition of a KIA auto dealership property in an “UPREIT” transaction. These units were not included in the computation of Diluted EPS for the quarters ended December 31, 2023 and September 30, 2023 because their effect would be anti-dilutive. Half of these Class C OP Units or 656,191 units were exchanged for Class C common stock during the first quarter of 2024.

(c)
The weighted average Class C OP Units of 1,599,898 for the quarters ended March 31, 2024 and June 30, 2023 included the weighted effect of 287,516 units issued in April 2023 in conjunction with our acquisition in an “UPREIT” transaction of the property in Reading, Pennsylvania leased to Summit Steel & Manufacturing, LLC.

(d)
During both the three months ended December 31, 2023 and September 30, 2023, the weighted average dilutive effect of 1,980,822 and 1,506,307 shares, respectively, related to Classes M, P and R Operating Partnership units were excluded from the computation of Diluted EPS because their effect would be anti-dilutive. There were no other outstanding securities or commitments to issue common stock that would have a dilutive effect for the periods then ended.

Modiv Industrial, Inc.
FFO and AFFO - Last Five Quarters

(Unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Net income (loss) (in accordance with GAAP)	$1,261,736	$4,637,323	$(1,842,051)	$(6,905,242)	$4,629,953
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net income (loss) attributable to common stockholders and Class C OP Unit holders	339,861	3,715,448	(2,763,926)	(7,827,117)	3,708,078
FFO adjustments:
Depreciation and amortization of real estate properties	4,136,528	4,133,501	4,147,570	4,175,209	3,956,334
Amortization of lease incentives	1,198	(3,786)	(63,956)	40,397	88,570
Depreciation and amortization for unconsolidated investment in a real estate property	188,934	188,919	188,889	187,479	186,069
Impairment of real estate investment property	—	—	888,186	—	—
Loss (gain) on sale of real estate investments, net	—	(3,187,806)	—	1,708,801	—
FFO attributable to common stockholders and Class C OP Unit holders	4,666,521	4,846,276	2,396,763	(1,715,231)	7,939,051
AFFO adjustments:
Stock compensation (a)	67,500	1,378,502	1,381,001	8,469,867	660,170
Deferred financing costs	221,495	221,497	210,604	165,709	195,213
Due diligence expenses, including abandoned pursuit costs	—	—	—	1,208	3,848
Amortization of deferred rents	(1,422,070)	(1,671,798)	(1,704,137)	(1,772,403)	(1,580,358)
Unrealized losses (gains) on interest rate swap valuation	550,042	(1,289,364)	3,400,138	(795,425)	(3,708,598)
Amortization of (below) above market lease intangibles, net	(211,599)	(211,599)	(211,600)	(204,011)	(195,901)
Loss on sale of investment in common stock	4,513	—	—	—	—
Decrease (increase) in fair value of investment in common/preferred stock	—	20,574	(978,658)	(440,000)	—
Other adjustments for unconsolidated investment in a real estate property	23,826	23,825	17,821	11,819	11,819
AFFO attributable to common stockholders and Class C OP Unit holders (b)	$3,900,228	$3,317,913	$4,511,932	$3,721,533	$3,325,244

Weighted Average Shares Outstanding:
Basic	9,441,485	8,568,353	7,621,871	7,548,052	7,532,106
Fully diluted (b) (c)	11,419,115	11,359,258	11,202,591	11,128,772	10,638,311

FFO Per Share:
Basic	$0.49	$0.57	$0.31	$(0.23)	$1.05
Fully diluted	$0.41	$0.43	$0.21	$(0.23)	$0.75

AFFO Per Share:
Basic	$0.41	$0.39	$0.59	$0.49	$0.44
Fully diluted	$0.34	$0.29	$0.40	$0.33	$0.31

(a)
Since there are no stock incentive awards currently outstanding, stock compensation expense for the second quarter of 2024 only reflects the portion of independent directors' fees that are paid in common stock. Stock compensation expense in the third quarter of 2023 included a one-time non-cash catch-up adjustment of $7,822,197 related to our determination that it was probable that we would achieve our performance target for FFO of $1.05 per diluted share for the year ending December 31, 2023, exclusive of the dilutive effect of the performance units and related stock compensation expense. Our FFO per fully diluted share excluding the dilutive impact of the performance units and the related stock compensation expense was $1.77 for the year ended December 31, 2023. As a result of achieving our performance target of FFO of $1.05 per diluted share (excluding the performance units), our Class R OP Units automatically converted based on a conversion ratio of 2.5 Class C OP Units for each Class R OP Unit for a total of 790,857 Class C OP Units, some of which were then exchanged for the Company's Class C Common Stock, as of March 31, 2024. Stock compensation expense of $733,332 for the performance units was recorded for the fourth quarter of 2023 and the first quarter of 2024 to recognize the final vesting periods.

(b)
The weighted average Class C OP Units includes the 287,516 units issued in April 2023 in conjunction with our acquisition in an “UPREIT” transaction of the property in Reading, Pennsylvania leased to Summit Steel & Manufacturing, LLC.

(c)
Includes the Class C OP Units to compute the weighted average number of shares during the second quarter of 2024 and Class C, Class M, Class P and Class R OP Units to compute the weighted average number of shares during for the first quarter of 2024 and the second, third and fourth quarters of 2023 presented above, including the performance portion of the Class R OP Units for the quarters ended September 30, 2023, December 31, 2023 and March 31, 2024.

Modiv Industrial, Inc.
Adjusted EBITDA - Last Five Quarters

(Unaudited)

	Three Months Ended
	June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023
Net income (loss) (in accordance with GAAP)	$1,261,736		$4,637,323		$(1,842,051)		$(6,905,242)		$4,629,953
Depreciation and amortization of real estate properties	4,136,528		4,133,501		4,147,570		4,175,209		3,956,334
Depreciation and amortization for unconsolidated investment in a real estate property	188,934		188,919		188,889		187,479		186,069
Interest expense, including unrealized gain or loss on interest rate swaps and net of derivative settlements (a)	4,103,350		2,307,149		7,045,059		2,922,918		(179,931)
Interest expense on unconsolidated investment in real estate property	93,650		94,234		95,801		96,375		95,932
Impairment of real estate investment property (b)	—		—		888,186		—		—
Stock compensation	67,500		1,378,502		1,381,001		8,469,867		660,170
Due diligence expenses, including abandoned pursuit costs	—		—		—		1,208		3,848
Gain (loss) on sale of real estate investments, net	—		(3,187,806)		—		1,708,801		—
Loss on sale of investment in common stock	4,513		—		—		—		—
Decrease (increase) in fair value of investment in common/preferred stock	—		20,574		(978,658)		(440,000)		—
Adjusted EBITDA	$9,856,211		$9,572,396		$10,925,797		$10,216,615		$9,352,375

Annualized adjusted EBITDA	$39,424,844		$38,289,580		$43,703,188		$40,866,460		$37,409,500

Net debt:
Debt	$281,082,633		$281,153,337		$281,200,000		$284,284,849		$294,361,357
Debt of unconsolidated investment in real estate property (c)	9,138,019		9,197,045		9,256,466		9,315,322		9,372,615
Cash and restricted cash	(18,869,651)		(18,404,990)		(3,129,414)		(5,641,610)		(9,912,110)
Cash of unconsolidated investment in real estate property (c)	(298,147)		(350,269)		(350,937)		(387,278)		(494,250)
	$271,052,854		$271,595,123		$286,976,115		$287,571,283		$293,327,612

Net debt / Adjusted EBITDA	6.9	x	7.1	x	6.6	x	7.0	x	7.8	x

(a)
Includes unrealized losses (gains) on swap valuations of $550,042 and $(1,289,364) in the second and first quarters of 2024, respectively, and $3,400,138, $(795,425) and $(3,708,598) in the fourth, third and second quarters of 2023, respectively.

(b)
The impairment charge for the fourth quarter of 2023 related to an office property located in Nashville, Tennessee leased to Cummins, Inc. through February 29, 2024 that was sold on February 28, 2024. The impairment charge was based on the sale agreement executed on December 15, 2023 reflecting the excess of the property's carrying value over the property's contracted sale price less estimated selling costs for the sale.

(c)	Includes our approximate 72.71% pro rata share of the tenant-in-common's mortgage note payable and cash of our unconsolidated investment in real estate property.

Modiv Industrial, Inc.
Leverage Ratio

(Unaudited)

We calculate our leverage ratio in conformance with the definition used in our KeyBank credit facility as set forth below.

	As of
	June 30, 2024	December 31, 2023
Total Asset Value
Cash and cash equivalents	$18,869,651	$3,129,414
Borrowing base value (a)	490,506,028	471,126,446
Other real estate value	76,220,000	102,340,000
Pro-rata share of unconsolidated investment in a real estate property	28,349,665	28,402,455
Total asset value	$613,945,344	$604,998,315

Indebtedness
Credit facility term loan	$250,000,000	$250,000,000
Mortgage debt	31,082,633	31,200,000
Pro-rata share of unconsolidated investment in a real estate property	9,138,019	9,256,466
Total indebtedness	$290,220,652	$290,456,466

Leverage Ratio	47%	48%

(a)
The increase in borrowing base properties reflects the addition of the property leased to OES following repayment of the mortgage in December 2023, partially offset by the two properties sold in January and February of 2024.

Modiv Industrial, Inc.
Capitalization as of June 30, 2024

(Unaudited)

PREFERRED EQUITY
7.375% Series A Cumulative Redeemable Perpetual Preferred Stock	$50,000,000
% of Total Capitalization	10%

COMMON EQUITY
Shares of Class C Common Stock	9,482,076
Class C OP Units	1,963,229
Total Class C Common Stock and Class C OP Units	11,445,305
Price Per Share / Unit at June 30, 2024	$14.14
IMPLIED EQUITY MARKET CAPITALIZATION	$161,836,613
% of Total Capitalization	33%

DEBT
Mortgage Debt
Costco Property	$18,732,633
Taylor Fresh Foods Property	12,350,000
Total Mortgage Debt	$31,082,633
KeyBank Credit Facility
Revolver	$—
Term Loan (a) & (b)	250,000,000
Total Credit Facility	$250,000,000
TOTAL DEBT	$281,082,633
% of Total Capitalization	57%
% of Total Debt - Floating Rate Debt	—%
% of Total Debt - Fixed Rate Debt (a) (b) & (c)	100%
% of Total Debt	100%
ENTERPRISE VALUE
Total Capitalization	$492,919,246
Less: Cash and Cash Equivalents	(18,869,651)
Enterprise Value	$474,049,595

(a)
On May 10, 2022, we purchased a five-year swap at 2.258% on our $150,000,000 term loan that results in a fixed interest rate of 4.058% based on our leverage ratio of 47% as of June 30, 2024. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio. The counter-party has a one-time right of cancellation on December 31, 2024.

(b)
On October 26, 2022, we purchased another five-year swap at 3.44% on our $100,000,000 term loan commitment that results in a fixed interest rate of 5.24% based on our leverage ratio of 47% as of June 30, 2024. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio. The counter-party has a one-time right of cancellation on December 31, 2024.

(c)	The weighted average interest rate for the $281,082,633 Total Debt outstanding was 4.52% as of June 30, 2024.

Modiv Industrial, Inc.
Consolidated Balance Sheets

(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Real estate investments:
Land	$104,858,693	$104,858,693
Buildings and improvements	399,880,932	399,666,781
Equipment	4,429,000	4,429,000
Tenant origination and absorption costs	15,707,458	15,707,458
Total investments in real estate property	524,876,083	524,661,932
Accumulated depreciation and amortization	(59,171,642)	(50,901,612)
Total real estate investments, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	465,704,441	473,760,320
Unconsolidated investment in a real estate property	9,656,786	10,053,931
Total real estate investments, net, excluding real estate investments held for sale, net	475,361,227	483,814,251
Real estate investments held for sale, net	—	11,557,689
Total real estate investments, net	475,361,227	495,371,940
Cash and cash equivalents	18,869,651	3,129,414
Tenant deferred rent and other receivables	16,064,411	12,794,568
Above-market lease intangibles, net	1,276,959	1,313,959
Prepaid expenses and other assets	5,228,889	4,173,221
Investment in preferred stock	—	11,038,658
Interest rate swap derivatives	2,730,521	2,970,733
Other assets related to real estate investments held for sale	—	103,337
Total assets	$519,531,658	$530,895,830
Liabilities and Equity
Mortgage notes payable, net	$30,927,344	$31,030,241
Credit facility term loan, net	248,753,691	248,508,515
Accounts payable, accrued and other liabilities	3,728,094	4,469,508
Distributions payable	2,018,679	12,174,979
Below-market lease intangibles, net	8,408,406	8,868,604
Interest rate swap derivative	—	473,348
Other liabilities related to real estate investments held for sale	—	248,727
Total liabilities	293,836,214	305,773,922

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized, issued and outstanding as of June 30, 2024 and December 31, 2023 with an aggregate liquidation value of $50,000,000	2,000	2,000
Class C common stock, $0.001 par value, 300,000,000 shares authorized, 9,825,586 shares issued and 9,482,076 shares outstanding as of June 30, 2024 and 8,048,110 shares issued and 7,704,600 shares outstanding as of December 31, 2023	9,825	8,048
Class S common stock, $0.001 par value, 100,000,000 shares authorized no shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Additional paid-in-capital	337,780,646	292,617,486
Treasury stock, at cost, 343,510 shares held as of June 30, 2024 and December 31, 2023	(5,290,780)	(5,290,780)
Cumulative distributions and net losses	(147,660,654)	(145,551,586)
Accumulated other comprehensive income	2,140,570	2,658,170
Total Modiv Industrial, Inc. equity	186,981,607	144,443,338
Noncontrolling interests in the Operating Partnership	38,713,837	80,678,570
Total equity	225,695,444	225,121,908
Total liabilities and equity	$519,531,658	$530,895,830

Modiv Industrial, Inc.
Debt Overview

(Unaudited)

	Outstanding Balance
Collateral	June 30, 2024	December 31, 2023	Interest Rate		Loan Maturity
Mortgage Notes:
Costco property	$18,732,633	$18,850,000	4.85	%(b)	1/1/2030
Taylor Fresh Foods property	12,350,000	12,350,000	3.85	%(b)	11/1/2029
	31,082,633	31,200,000
Less unamortized deferred financing costs	(155,289)	(169,759)
Mortgage notes payable, net	30,927,344	31,030,241

KeyBank Credit Facility (a):
Revolver	—	—	7.23	%(c)	1/18/2026
Term loan	250,000,000	250,000,000	4.53	%(d)	1/18/2027
Total Credit Facility	250,000,000	250,000,000
Less unamortized deferred financing costs	(1,246,309)	(1,491,485)
	248,753,691	248,508,515
Total debt, net	$279,681,035	$279,538,756	4.52	%(e)

(a)
Our $400,000,000 Credit Facility is comprised of a $150,000,000 Revolver and a $250,000,000 Term Loan. The Credit Facility includes an accordion option that allows us to request additional Revolver and Term Loan lender commitments up to a total of $750,000,000. As of the filing date of this Supplemental Data, the $250,000,000 Term Loan is fully drawn and the Revolver has zero outstanding balance.

(b)	Contractual fixed rate.

(c)
The interest rate on the Revolver is based on our leverage ratio at the end of the prior quarter. With our leverage ratio at 47% as of June 30, 2024, the spread over the Secured Overnight Financing Rate (‘‘SOFR’’), including a 10 basis point credit adjustment, is 185 basis points and the interest rate on the Revolver was 7.2250% as of June 30, 2024, although we had no outstanding borrowings under the Revolver. We also pay an annual unused fee of up to 25 basis points on the Revolver, based on the daily amount of the unused commitment.

(d)
To mitigate the risk of rising interest rates, on May 10, 2022, we purchased a five-year swap at fixing SOFR at 2.258% on the $150,000,000 term loan that results in a fixed interest rate of 4.058% based on our leverage ratio of 47% as of June 30, 2024. On October 26, 2022, we purchased another five-year swap fixing SOFR at 3.44% on our $100,000,000 term loan commitment which results in a fixed interest rate of 5.24% based on our leverage ratio of 47% as of June 30, 2024. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio. The weighted average interest rate on the Term Loan was 4.53% as of June 30, 2024. We are evaluating various alternatives available to enter into new swap agreements given the likely exercise of the cancellation options.

(e)	The weighted average interest rate for the $281,082,633 Total Debt outstanding was 4.52% as of June 30, 2024.

Modiv Industrial, Inc.
Covenants

Credit Facility and Mortgage Notes Covenants

The following is a summary of key financial covenants for our credit facility and mortgage notes, as defined and calculated per the terms of the facility's credit agreement and the mortgage notes' governing documents, respectively, which are included in our filings with the U.S. Securities and Exchange Commission. These calculations, which are not based on U.S. GAAP measurements are presented to demonstrate that as of June 30, 2024, we are in compliance with the covenants.

Unsecured Credit Facility Covenants	Required	June 30, 2024
Maximum leverage ratio	<60%	47%
Minimum fixed charge coverage ratio	>1.50x	1.74x
Maximum secured indebtedness ratio	40%	7%
Minimum consolidated tangible net worth	$215,058,172	$287,508,870
Weighted average lease term (years)	7	16

Mortgage Notes Key Covenants	Debt service coverage ratio	June 30, 2024
Costco property	N.A.	N.A.
Taylor Fresh Foods property	1.5	3.4

Modiv Industrial, Inc.
Real Estate Acquisitions – Proforma (a)

(Unaudited)

The following table summarizes our property acquisition activity from January 1, 2023 through July 31, 2024:

Tenant and Location	Property Type	Acquisition Date	Area (Square Feet)	Lease Term (Years)	Annual Rent Increase	Acquisition Price	Initial Cap Rate	Weighted Average Cap Rate
Plastic Products, Princeton, MN	Industrial	January 2023	148,012	5.8	3.0%	6,368,776	7.5%	9.2%
Stealth Manufacturing, Savage MN	Industrial	March 2023	55,175	20.0	2.5%	5,500,000	7.7%	9.8%
Lindsay Precast, Gap, PA (a)	Industrial	April 2023	137,086	24.0	2.2%	18,343,624	7.5%	10.1%
Summit Steel, Reading, PA	Industrial	April 2023	116,560	20.0	2.9%	11,200,000	7.3%	9.7%
PBC Linear, Roscoe, IL	Industrial	April 2023	219,287	20.0	2.5%	20,000,000	7.8%	9.4%
Cameron Tool, Lansing, MI	Industrial	May 2023	93,085	20.0	2.5%	5,721,174	8.5%	10.9%
S.J. Electro Systems, Minnesota (2) and Texas	Industrial	May 2023	159,680	17.0	2.8%	15,975,000	7.5%	9.4%
Titan, Alleyton, TX	Industrial	May 2023	223,082	20.0	2.9%	17,100,000	8.2%	10.8%
Vistech, Piqua, OH	Industrial	July 2023	335,525	25.0	3.0%	13,500,000	9.0%	13.1%
SixAxis, Andrews, SC	Industrial	July 2023	213,513	25.0	2.8%	15,440,000	7.5%	10.5%
Torrent, Seminole, FL	Industrial	July 2024	29,699	20.0	2.9%	5,125,000	8.0%	10.6%
			1,730,704			$134,273,574

(a)
Includes a 29,699 square foot manufacturing property used in the production of optical systems for the defense and aerospace industries. The property is located in Seminole, Florida (Tampa metro) and was acquired on July 15, 2024.

(b)	Includes $1,800,000 funding provided for improvements to the previously acquired Lindsay property in Franklinton, North Carolina.

Modiv Industrial, Inc.
Real Estate Dispositions

(Unaudited)

The following table summarizes our property disposition activity from January 1, 2023 through June 30, 2024.

Tenant and Location	Property Type	Disposition Date	Area (Square Feet)	Disposition Price	Cap Rate
Dollar General, Litchfield, ME	Retail	August 2023	9,026	1,247,974	7.5%
Dollar General, Wilton, ME	Retail	August 2023	9,100	1,452,188	7.7%
Dollar General, Thompsontown, PA	Retail	August 2023	9,100	1,111,831	7.7%
Dollar General, Mt. Gilead, OH	Retail	August 2023	9,026	1,066,451	8.1%
Dollar General, Lakeside, OH	Retail	August 2023	9,026	1,134,522	7.1%
Dollar General, Castalia, OH	Retail	August 2023	9,026	1,111,831	7.1%
Dollar General, Bakersfield, CA	Retail	August 2023	18,827	4,855,754	6.6%
Dollar General, Big Spring, TX	Retail	August 2023	9,026	1,270,665	6.8%
Dollar Tree, Morrow, GA	Retail	August 2023	10,906	1,293,355	8.0%
PreK Education, San Antonio, TX	Retail	August 2023	50,000	12,888,169	7.2%
Walgreens, Santa Maria, CA	Retail	August 2023	14,490	6,081,036	6.1%
exp US Services, Maitland, FL	Office	August 2023	33,118	5,899,514	10.6%
GSA (MSHA), Vacaville, CA	Office	August 2023	11,014	2,586,710	7.8%
EMC Shop (formerly Gap), Rocklin, CA	Office	August 2023	40,110	5,466,960	8.1%
Levins, Sacramento, CA	Industrial	January 2024	76,000	7,075,000	7.5%
Cummins, Nashville, TN	Office	February 2024	87,230	7,950,000	N.A.
			405,025	$62,491,960

Modiv Industrial, Inc.
Top 20 Tenants

(Unaudited)

Tenant	ABR	Proforma ABR as a Percentage of Total Portfolio	Area (Square Feet)	Proforma Square Feet as a Percentage of Total Portfolio
Lindsay	$5,305,583	13%	755,281	17%
KIA of Carson	4,002,202	10%	72,623	2%
State of CA OES	2,579,682	6%	106,592	2%
Costco Wholesale	2,472,296	6%	97,191	2%
AvAir	2,388,590	6%	162,714	4%
3M	1,891,311	5%	410,400	9%
Valtir	1,876,387	5%	293,612	7%
FUJIFILM Dimatix (a)	1,702,957	4%	91,740	2%
Taylor Fresh Foods	1,675,896	4%	216,727	5%
Pacific Bearing	1,560,000	4%	219,287	5%
Titan	1,443,320	4%	223,082	5%
Northrup Grumman	1,312,660	3%	107,419	2%
Vistech	1,248,413	3%	335,525	7%
SJE	1,233,840	3%	159,680	3%
SixAxis	1,178,990	3%	213,513	5%
Husqvarna	932,946	2%	64,637	1%
L3Harris	891,283	2%	46,214	1%
Summit Steel	844,896	2%	116,560	3%
Arrow-TruLine	800,923	2%	206,155	4%
WSP USA	762,288	2%	37,449	1%
Total Top 20 Tenants	$36,104,463	89%	3,936,401	87%

(a)	Reflects our approximate 72.71% tenant-in-common interest (“TIC Interest”).

Modiv Industrial, Inc.
Property Type – Proforma (a)

(Unaudited)

Property Type	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Industrial core, including TIC Interest	39	$30,614,485	76%	4,196,496	93%
Non-core (b)	4	9,880,177	24%	302,442	7%
Total Properties	43	$40,494,662	100%	4,498,938	100%

(a)
Includes a 29,699 square foot manufacturing property used in the production of optical systems for the defense and aerospace industries. The property is located in Seminole, Florida (Tampa metro) and was acquired on July 15, 2024.

(b)	Non-core properties include the following:

(i)
our non-core acquisition of a leading KIA auto dealership located in a prime location in Los Angeles County acquired in January 2022 which was structured as an UPREIT transaction resulting in a favorable equity issuance of $32,809,550 of Class C OP Units at a cost basis of $25 per share;

(ii)
our 12 year lease with the State of California’s Office of Emergency Services ("OES") for one of our legacy assets located in Rancho Cordova, California that includes an attractive purchase option which OES may exercise anytime between May 1, 2024 and December 31, 2026. We have received preliminary indications from OES of interest in exercising the option. (We define legacy assets as those that were acquired by different management teams utilizing different investment objectives and underwriting criteria);

(iii)
our legacy property leased to Costco located in Issaquah, Washington which offers compelling redevelopment opportunities following Costco’s lease expiration given its higher density infill location and the fact that the land is zoned for additional uses to include multi-family. We entered into a purchase and sale agreement with KB Home, a national homebuilder, for the sale of this property, for a sale price of $28,650,000. On April 1, 2024, we entered into an amendment to the purchase and sale agreement for a revised sale price of $25,300,000 reflecting an agreement to reduce the sales price due to the City of Issaquah’s setback requirements resulting in a reduced number of townhomes planned for the property, with an agreement to increase the purchase price by $325,000 for each additional townhome the buyer can add to the development prior to closing. KB Home completed its due diligence on April 26, 2024 and deposited $1,407,500 into escrow on May 1, 2024, bringing the total non-refundable deposit to $1,432,500;

Completing the sale remains subject to the buyer obtaining development approvals and the sale will not close until the earlier of (a) 15 days following the later of buyer obtaining all necessary development approvals and tenant vacating the property, but not prior to February 1, 2025, and (b) August 15, 2025 unless extended. The amendment to the purchase and sale agreement provides that the buyer can extend the outside closing date up to three times for 60 days for each extension. The nonrefundable extension fee for the first extension is $300,000 with 50% applicable to the purchase price. The nonrefundable extension fees for the second and third extensions are $200,000 and $300,000, respectively, and none of these extension fees will be applicable to the purchase price. The buyer is not affiliated with the Company or its affiliates. Since the pending disposition is not expected to be completed within 12 months of the balance sheet date, it is not classified as a real estate investment held for sale as of June 30,2024; and

(iv)	our legacy property leased to Solar Turbines which we expect to sell soon after we complete a parcel split to maximize value.

Modiv Industrial, Inc.
Tenant Industry Diversification – Proforma (a)

(Unaudited)

Industry	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Infrastructure	18	$10,357,088	26%	1,459,535	32%
Automotive	3	5,950,110	15%	501,233	11%
Aerospace/Defense	4	4,987,104	12%	346,046	8%
Industrial Products	3	4,384,256	11%	694,324	15%
Government	1	2,579,682	6%	106,592	2%
Metals	5	2,479,947	6%	450,263	10%
Retailer	1	2,472,296	6%	97,191	2%
Technology	2	2,314,016	6%	130,240	3%
Energy	2	2,069,317	5%	249,118	6%
Agriculture/Food Production	2	1,675,896	4%	295,584	7%
Medical	1	665,398	2%	20,800	1%
Plastics	1	559,552	1%	148,012	3%
Total	43	$40,494,662	100%	4,498,938	100%

(a)
Includes a 29,699 square foot manufacturing property used in the production of optical systems for the defense and aerospace industries. The property is located in Seminole, Florida (Tampa metro) and was acquired on July 15, 2024.

Modiv Industrial, Inc.
Tenant Geographic Diversification – Proforma (a)

(Unaudited)

State	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
California	8	$12,040,866	30%	439,954	10%
Ohio	6	4,807,235	12%	1,016,742	22%
Arizona	2	4,064,487	10%	379,441	8%
Illinois	2	3,451,311	9%	629,687	14%
Washington	1	2,472,296	6%	97,191	2%
Florida	3	2,302,193	5%	233,910	5%
Pennsylvania	2	2,108,927	5%	253,646	6%
South Carolina	3	2,088,949	5%	343,422	8%
Texas	2	1,674,893	4%	255,969	6%
Minnesota	5	1,648,102	4%	377,450	8%
North Carolina	2	1,556,335	4%	134,576	3%
Colorado	3	861,359	2%	98,994	2%
Utah	1	518,049	2%	72,498	2%
Michigan	1	499,496	1%	93,085	2%
New York	2	400,164	1%	72,373	2%
Total	43	$40,494,662	100%	4,498,938	100%

(a)
Includes a 29,699 square foot manufacturing property used in the production of optical systems for the defense and aerospace industries. The property is located in Seminole, Florida (Tampa metro) and was acquired on July 15, 2024.

Modiv Industrial, Inc.
Lease Expirations – Proforma (a)

(Unaudited)

10 Years and Thereafter Lease Expirations

As of June 30, 2024
Year	Number of Leases Expiring	Leased Square Footage Expiring	Percentage of Leased Square Footage Expiring	Cumulative Percentage of Leased Square Footage Expiring	Annualized Base Rent Expiring	Percentage of Annualized Base Rent Expiring	Cumulative Percentage of Annualized Base Rent Expiring
July to December 2024 (1)	—	—	—%	—%	$—	—%	—%
2025	3	144,027	3.2%	3.2%	3,763,690	9.3%	9.3%
2026	3	236,608	5.3%	8.5%	3,777,905	9.3%	18.6%
2027	1	64,637	1.4%	9.9%	932,946	2.3%	20.9%
2028	1	148,012	3.3%	13.2%	559,552	1.4%	22.3%
2029	2	84,714	1.9%	15.1%	1,502,343	3.7%	26.0%
2030	—	—	—%	15.1%	—	—%	26.0%
2031	—	—	—%	15.1%	—	—%	26.0%
2032	1	162,714	3.6%	18.7%	2,388,590	5.9%	31.9%
2033	1	216,727	4.8%	23.5%	1,675,896	4.1%	36.0%
Thereafter	31	3,441,499	76.5%	100.0%	25,893,740	64.0%	100.0%
Total	43	4,498,938	100.0%		$40,494,662	100.0%

(a)
Includes a 29,699 square foot manufacturing property used in the production of optical systems for the defense and aerospace industries. The property is located in Seminole, Florida (Tampa metro) and was acquired on July 15, 2024.

Modiv Industrial, Inc.
Disclosures Regarding Non-GAAP and Other Metrics

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this supplemental report contains and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“Nareit”) promulgated a measure known as FFO. FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, deferred rent, amortization of stock-based compensation, amortization of in-place lease valuation intangibles, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, and write-offs of due diligence costs for abandoned pursuits. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income or loss or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

Adjusted EBITDA

We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on investment in real estate and goodwill and intangibles, interest expense and non-cash items such as non-cash compensation expenses and write-offs of due diligence costs for abandoned pursuits We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

Net Debt

We define Net Debt as gross debt less cash and cash equivalents and restricted cash.

Leverage Ratio

We define our “leverage ratio” as total debt as a percentage of the aggregate fair value of our real estate properties, including our proportionate interest in real estate owned by unconsolidated entities, plus our cash and cash equivalents.

Annualized Base Rent (“ABR”)

ABR represents contractual annual base rent for the next 12 months.

Initial Cap Rate

We define “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

Weighted Average Cap Rate

We define “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.